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As filed with the Securities and Exchange Commission on July 22, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HYPERSPACE COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-1577562 (I.R.S. Employer Identification No.)

8480 East Orchard Road, Suite 6600
Greenwood Village, CO 80111
303) 566-6500
(Address of principal executive offices, including zip code)

HYPERSPACE COMMUNICATIONS, INC.
2001 EQUITY INCENTIVE PLAN
2004 EQUITY INCENTIVE PLAN
(Full title of the plans)

John P. Yeros, Chairman
HyperSpace Communications, Inc.
8480 East Orchard Road, Suite 6600
Greenwood Village, CO 80111
(303) 566-6500
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Donald Salcito, Esq.
Perkins Coie LLP
1899 Wynkoop Street, Suite 700
Denver, Colorado 80202
(303) 291-2300

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, no par value, under the HyperSpace Communications, Inc.:

2001 Equity Incentive Plan(2)	791,360	$3.52(2)	$2,785,587.20(2)	$327.86

2001 Equity Incentive Plan	5,261	$5.18(3)	$27,251.98(3)	$3.21

2004 Equity Incentive Plan	5,000,000	$5.18(3)	$25,900,000.00(3)	$3,048.43

Total	5,796,621		$28,712,839.18	$3,379.50

(1)
Includes an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant's outstanding Common Stock.

(2)
The proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee based on the exercise price of the outstanding options being registered on this Registration statement pursuant to Rule 457(h) under the Securities Act of 1933, as amended, (the "Securities Act").

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share is estimated to be $5.18 based on the average of the high ($5.27) and low ($5.09) sales prices for the Common Stock on July 19, 2005 as reported for such date on the American Stock Exchange.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

          (a)   The Registrant's Annual Report for the year ended December 31, 2004 (filed on March 31, 2005), which contains audited financial statements for the most recent fiscal year for which such statements have been filed;

          (b)   The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2005 (filed on May 12. 2005) and June 30, 2005 (filed on July 19, 2005);

          (c)   The Registrant's Current Reports on Form 8-K, filed on March 21, 2005, March 24, 2005 (as amended on March 25, 2005), May 16, 2005, May 19, 2005, May 31, 2005, June 14, 2005, June 20, 2005 and July 12, 2005; and

          (d)   The description of the Registrant's Common Stock contained in the Registration Statements on Form 8-A filed on September 24, 2004 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

        All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4. DESCRIPTION OF SECURITIES

        Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our amended and restated articles of incorporation limit the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Colorado Business Corporation Act. This limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated articles of incorporation require that we defend and indemnify our officers and directors to the full extent permitted by Colorado law.

        Under Colorado law, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

        Under Colorado law, a corporation may indemnify an individual who is a party to a proceeding because he or she is or was an officer or director against liability incurred in the proceeding if the officer or director:

  •
  acted in good faith;

  •
  if acting in an official capacity, reasonably believed that his or her conduct was in the best interests of the corporation; and

  •
  in all other cases, reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation.

        Under Colorado law, a corporation may not indemnify an officer or director if:

  •
  in connection with a proceeding by or in the right of the corporation (i.e., a derivative action) in which the director or officer is adjudged liable to the corporation; or

  •
  in connection with any other proceeding charging that the director or officer derived an improper personal benefit, whether or not involving action in a official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

        We have purchased an insurance policy covering our officers and directors, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been our directors or officers.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

Item 8. EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC (Independent Registered Public Accounting Firm)
23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	HyperSpace Communications, Inc. 2001 Equity Incentive Plan, as amended
99.2	HyperSpace Communications, Inc. 2004 Equity Incentive Plan, as amended

Item 9. UNDERTAKINGS

(a)
The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 22nd day of July, 2005.

HyperSpace Communications, Inc.
By:	/s/ MARK J. ENDRY Mark J. Endry President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below authorizes Mark J. Endry or Mark A. Pougnet, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 22nd day of July, 2005.

Signature	Title

/s/ MARK J. ENDRY Mark J. Endry	President and Chief Executive Officer
/s/ MARK A. POUGNET Mark A. Pougnet	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)
/s/ JOHN P. YEROS John P. Yeros	Director
/s/ RINA SINER DELMONICO Rina Siner Delmonico	Director
/s/ LAWRENCE D. FIRESTONE Lawrence D. Firestone	Director
/s/ DAVID E. GIRARD David E. Girard	Director

/s/ JAMES M. GUMINA James M. Gumina	Director
/s/ ERIC D. MURPHY Eric D. Murphy	Director
/s/ KENT SWANSON Kent Swanson	Director

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC (Independent Registered Public Accounting Firm)
23.2	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	HyperSpace Communications, Inc. 2001 Equity Incentive Plan, as amended
99.2	HyperSpace Communications, Inc. 2004 Equity Incentive Plan, as amended

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PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
  Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
  Item 4. DESCRIPTION OF SECURITIES
  Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
  Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  Item 7. EXEMPTION FROM REGISTRATION CLAIMED
  Item 8. EXHIBITS
  Item 9. UNDERTAKINGS
SIGNATURES
INDEX TO EXHIBITS